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                                                                      EXHIBIT 12

        STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (amounts in thousands)
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                                               Year Ended December 31,                           Six Months Ended
                        -----------------------------------------------------------------    --------------------------
                            1997         1996           1995           1994          1993     June 1998       June 1997
Interest                $ 13,104     $ 16,376       $  7,198       $  3,201       $ 5,361      $ 10,156        $  7,100
Interest portion
 of leases                 6,267        5,500          5,508          3,140         3,507         1,901           3,057
Total fixed
 charges                  19,371       21,876         12,706          6,341         8,868        12,057          10,157
Earnings
 before taxes            253,781      209,760        173,059        121,226        81,697       136,953         114,299

Ratio                      14.10        10.59          14.62          20.12         10.21         12.36           12.25
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